Exhibit 10.1

222 N. Pacific Coast Highway El Segundo, CA 90245

Andreas Wagner

Chief Human Resources Officer

August 05, 2020

Dan Boehle

Via e-mail to daniel.boehle@rocket.com

Dear Dan:

Offer and Position: We are pleased to extend an offer of full-time employment as the Chief Financial Officer (CFO) for Aerojet Rocketdyne Holdings, Inc. (“Aerojet Rocketdyne”).

Duties: In your role as CFO, you will report to Eileen Drake, CEO and President. Your unique skills and experience will be an asset to Aerojet Rocketdyne, and we believe that our Company offers you a challenging and rewarding opportunity. You agree to devote your full business time, attention and best efforts to the performance of your duties and to the furtherance of the Company's interests.

Location: Your principal place of employment will be at the corporate headquarters located in our El Segundo office, subject to business travel as needed to properly fulfil your employment duties and responsibilities.

Start Date: Subject to the satisfaction of all of the conditions described in this letter, your start date is scheduled for August 10, 2020.

Base Salary: Your starting salary will be $475,000.00, annualized, which will be paid bi-weekly in accordance with the standard payroll practices of the Company and subject to all withholdings and deductions as required by law. This position is classified as Exempt.

Variable Compensation Eligibility – Short Term and Long Term Plans: As part of your annual total cash compensation, you will be eligible to participate in the Aerojet Rocketdyne Short-Term Incentive Plan (STIP). Your target annual incentive is 75% of your base salary. Incentive plan payments are contingent upon the financial performance of Aerojet Rocketdyne Holdings Inc. and Aerojet Rocketdyne, Inc., and your incentive may vary above or below the target level. For fiscal year 2020, your STIP bonus payout will be pro-rated between your current and your new STIP target. Your eligibility to participate in the program is at the discretion of management. Aerojet Rocketdyne may modify, change or cancel any part of the STIP, and may adjust any individual payment during the performance period or at any time prior to the payment date.

Daniel Boehle

August 05, 2020

You will continue to be eligible to participate in Aerojet Rocketdyne’s Long-Term Incentive Plan (LTIP) under the 2020 Equity and Performance Incentive Plan as approved by the Board of Directors. Long term incentive grants are normally made during Aerojet Rocketdyne Holdings Inc.’s first fiscal quarter. Your long-term incentive target for 2021 is 200% of your base salary.

One-Time Equity Sign-on Grant

You will be granted restricted stock units representing shares of Aerojet Rocketdyne common stock with a grant value of approximately $250,000.00 effective as of the date your employment begins (the “grant date”). This equity grant will vest ratably in tranches of one-third on the anniversary of the grant date over three years.

Benefits and Vacation: You will continue to be eligible to participate in the employee benefits plans and programs generally available to the Company's employees, including group medical, dental, vision, life insurance, and short and long term disability benefits, subject to the terms and conditions of such plans and programs. You will continue to accrue paid vacation time at the rate of four weeks (160 hours) per year.

Severance Eligibility with Change in Control: Although your employment is considered at-will, the Company maintains a Change in Control Severance Policy for certain designated executive officers in connection with a change in control as defined in the Policy. You will be designated as an Eligible Officer and therefore will be eligible as set forth in the Executive Change in Control Severance Policy under the same terms currently in effect for other executive officers of the Company. A copy of the Change in Control Severance Policy has been enclosed for your reference.

At-Will Employment: As an employee of Aerojet Rocketdyne, it is necessary that you agree to conform to the rules and regulations of the Company. We also require you to acknowledge, by signing in the space provided below, that your employment with Aerojet Rocketdyne is at-will. This means your employment can be terminated, with or without cause, and with or without notice, at any time, at your option or at Aerojet Rocketdyne’s option. Although other terms and conditions of employment may change, this at-will employment will remain in effect throughout your employment with the Company, unless it is modified by an express written employment contract for a specified term which is signed by you and an officer of Aerojet Rocketdyne. Your signature further indicates that you agree that this letter incorporates all of the elements of our employment offer, and no agreement which is contrary to any of the matters stated in this offer letter shall be effective unless it is contained in a specific, express written contract which is signed by an authorized officer of the Company and you.

Mutual Agreement to Arbitrate: We also require you to sign the enclosed copy of our Mutual Agreement to Arbitrate claims, which provides an expedited, impartial dispute resolution procedure for any claims that may arise during or following your employment with Aerojet Rocketdyne. By signing this offer and the Mutual Agreement to Arbitrate claims, you are agreeing to have your claims ruled on by an impartial arbitrator and are waiving the right to a civil trial before a judge or jury.

Other Offer Terms and Conditions: Aerojet Rocketdyne reserves the right to revoke this offer at any time before employment begins.

This offer letter is intended to comply with Section 409A of the Internal Revenue Code ("Section 409A") or an exemption thereunder and shall be construed and administered in accordance with Section 409A.i

Daniel Boehle

August 05, 2020

If you have any questions, please feel free to contact me at (310) 252-8132. Aerojet Rocketdyne is an exciting place to work and an environment in which your contributions will be valued. We look forward to having you as part of our team.

Please respond to our offer no later than August 06, 2020.

Sincerely,

/s/ Andreas Wagner

Andreas Wagner

Chief Human Resources Officer

OFFER ACCEPTANCE

I have read and understood and I accept all the terms of the offer of employment as set forth in the foregoing letter. I have not relied on any agreements or representations, express or implied, that are not set forth expressly in the foregoing letter, and this letter supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to the subject matter of this letter.

Dan Boehle

Signed /s/ Dan Boehle

Date 08/06/2020

___________________________

i Notwithstanding any other provision of this offer letter, payments provided under this offer letter may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any payments under this offer letter that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, each installment payment provided under this offer letter shall be treated as a separate payment. Any payments to be made under this offer letter upon a termination of employment shall only be made upon a "separation from service" under Section 409A. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this offer letter comply with Section 409A and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by you on account of non-compliance with Section 409A.

Notwithstanding any other provision of this offer letter, if any payment or benefit provided to you in connection with termination of employment is determined to constitute "nonqualified deferred compensation" within the meaning of Section 409A and you are determined to be a "specified employee" as defined in Section 409A(a)(2)(b)(i), then such payment or benefit shall not be paid until the first payroll date to occur following the six-month anniversary of your termination date (the "Specified Employee Payment Date") or, if earlier, on the date of your death. The aggregate of any payments that would otherwise have been paid before the Specified Employee Payment Date and interest on such amounts calculated based on the applicable federal rate published by the Internal Revenue Service for the month in which your separation from service occurs shall be paid to you in a lump sum on the Specified Employee Payment Date and thereafter, any remaining payments shall be paid without delay in accordance with their original schedule.